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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
           ANNOUNCES APPROVAL OF EXTENSION TO STOCK REPURCHASE PROGRAM

      March 31, 2008, Monessen, PA. FedFirst Financial Corporation (NASDAQ
Capital: FFCO) (the "Company") today announced that the Company's board of directors has extended to September 30, 2008, its current program to repurchase shares of the Company's outstanding common stock. The program, which was originally scheduled to expire on March 31, 2008, provides for the repurchase of up to 147,500 shares of common stock, which was approximately 5% of the outstanding shares held by persons other than FedFirst Financial Mutual Holding Company when the program was announced on September 28, 2007. As of March 31, 2008, 77,400 shares of the Company's common stock have been repurchased under the program, and up to 70,100 may still be repurchased.

      Purchases under the program will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. and will be based upon the parameters of the Rule 10b5-1 repurchase plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.